Exhibit 99.1

Mattersight Raises $6.0 Million in Private Placement

CHICAGO, IL, November 27, 2013 – Mattersight Corporation (NASDAQ: MATR), a leading provider of enterprise analytics, today announced that it has signed a definitive Stock Purchase Agreement to raise approximately $6.0 million in gross proceeds in a private placement of up to 1,538,462 shares of Common Stock priced at $3.90 per share to certain institutional investors. Craig-Hallum Capital Group LLC acted as the sole placement agent for the offering. The offering is anticipated to close on or about December 3, 2013, subject to customary closing conditions. Proceeds from the private placement are expected to be used for general corporate and working capital purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC registering the resale of the shares of Common Stock.

Safe Harbor for Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, which may be identified by use of words such as “plan,” “may,” “might,” “believe,” “expect,” “intend,” “could,” “would,” “should,” and other words and terms of similar meaning, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to other factors and matters contained or incorporated in this document, important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, among other things, the risks detailed from time to time in Mattersight’s SEC filings. You can locate these filings on the Investor Relations page of Mattersight’s website, www.mattersight.com. Statements included or incorporated by reference into this press release are based upon information known to Mattersight as of the date of this press release, and the company assumes no obligation to publicly revise or update any forward-looking statement for any reason.

About Mattersight

Mattersight is a leader in enterprise analytics focused on customer and employee interactions and behaviors. Mattersight® Behavioral Analytics captures and analyzes customer and employee interactions, employee desktop data and other contextual information to optimally route customers to the best available employee, improve operational performance, and predict future customer and employee outcomes. Mattersight’s analytics are based on millions of proprietary algorithms and the application of unique behavioral models. The company’s SaaS+ delivery model combines analytics in the cloud with deep customer partnerships to drive significant business value. Mattersight’s solutions are used by leading companies in Healthcare, Insurance, Financial Services, Telecommunications, Cable, Utilities, Education, Hospitality and Government. See What Matters™ by visiting www.mattersight.com.

Contact

Mark Iserloth

Vice President and Chief Financial Officer

312.454.3613

ir@mattersight.com